MIT HOLDING, INC.
Trading Symbol "MITD"

March 10, 2011

Reply to:
whcd@mitholdinginc.com

John Mark Fitte
Fitte Enterprises, Inc.
CRD MedServices Pharmacy

RE: LETTER OF INTENT
VIA: EMAIL: markfitte@crdmedservices.com

Dear Mr. Fitte:

In response to our meeting, MITRX Corporation would like to confirm our intent in pursuing an in depth investigation of Fitte Enterprises, Inc., collectively doing business as CRD MedServices Pharmacy. MITRX is pleased to submit a non-binding Letter of Intent with respect to the acquisition of the Companies.

1. Range of Value. Based on our preliminary discussions to date, including a review of the Confidential Corporate Financial Profile provided by Fitte Enterprises, Inc. along with its officers and directors, we believe that we are likely to place a valuation on the Company in the range of $250,000 to $310,000 subject to further due diligence, audits and investigations.

2. Structure. Based on a limited understanding of the alternatives, MITRX is willing to consider a stock purchase.

3. Assets to be acquired. The price we are willing to pay would include all working capital, current patient base of 3,000 active pharmacy patients and other material assets that support the business. Liabilities for which the stockholders of the Company would retain responsibility which include: taxes payable by Sellers arising out of the Acquisition and such other excess liabilities, which are not disclosed, for which sellers customarily retain responsibility in a transaction of this sort.

4. Staff. The successor corporation agrees to issue a long term employment contract to Mark Fitte at a base rate of $5,000 per month with an incentive program to earn 300,000 shares of "MITD".

5. Financing and Other Contingencies. MITRX would have financing conditions on this type of transaction. Prior to execution of a sale agreement, MITRX would need to complete customary due diligence to its satisfaction and would need to obtain approval of its Board of Directors. Completion of any transaction also would be subject to the negotiation of

definitive agreements satisfactory to MITRX and to the receipt of any necessary federal or state regulatory approvals.

6. Closing. All parties agree that time is of the essence, and all parties will conduct themselves open and direct at all times during the due diligence, audit, investigation and closing periods.

7. Performance. This transaction is based on Fitte Enterprises, Inc and CRD MedServices Pharmacy's financials and projections as provided to date.

We believe that Fitte Enterprises, Inc and CRD MedServices Pharmacy could be an excellent compliment to several companies within MITRX that are also providing services to the pharmaceutical service industry.

This letter is only a preliminary, non-binding proposal. It does not constitute an offer to acquire Fitte Enterprises, Inc. or CRD MedServices Pharmacy or a commitment by MITRX to make a definitive proposal or to enter into definitive agreements to acquire the Company at any future time.

MITRX, Fitte Enterprises, Inc. and CRD MedServices Pharmacy hereby agree not to use this instrument or any altered form for the purpose of shopping this transaction with any outside third party.

If you have any questions regarding our proposal, please contact me at your earliest convenience. Thank you for your consideration and we look forward to the opportunity to further explore a potential transaction.

Sincerely,
Walter H.C. Drakeford
Walter H.C. Drakeford
Co-Chairman and Co- President
703.623.1393 Mobile

WHCD/cld

READ & ACCEPTED:

[signature]
FITTE ENTERPRISES, INC. — 3-10-2011 DATE

[signature]
MITRX CORPORATION — 3/18/2011 DATE